Exhibit 99.2
For Immediate News Release
July 27, 2015

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2015 OPERATING RESULTS
AND UPDATES FULL YEAR 2015 FINANCIAL OUTLOOK

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended June 30, 2015 of $172,324,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.29 for the three months ended June 30, 2015, compared to $1.21 per share for the comparable period of 2014, an increase of 6.6%. For the six months ended June 30, 2015, EPS was $2.86 compared to EPS of $2.31 for the comparable period of 2014, an increase of 23.8%.

The increase in EPS for the three and six months ended June 30, 2015 over the prior year periods is primarily due to an increase in Net Operating Income (“NOI”) from newly developed and existing operating communities, gains from net insurance recoveries and the extinguishment of debt, as well as an increase in joint venture income. The increase for the three and six months ended June 30, 2015, is partially offset by a decrease in real estate sales and related gains.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2015 increased 27.5% to $2.18 from $1.71 for the comparable period of 2014. FFO per share for the six months ended June 30, 2015 increased 21.2% to $4.06 from $3.35 for the comparable period of 2014. FFO per share adjusted for items as detailed in Attachment 14 ("Core FFO" per share) increased by 10.0% to $1.87 and 9.3% to $3.63 for the three and six months ended June 30, 2015, respectively, over the prior year periods.

The following table compares the Company’s actual results for FFO per share and Core FFO per share for the second quarter of 2015 to its April 2015 outlook:

Second Quarter 2015 Results
Comparison to April 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - April 2015 outlook (1)	$1.94	$1.82
NOI from communities	0.03	0.03
Joint venture income	0.02	0.02
Casualty gain, net (2)	0.13	—
Gain on sale of real estate	0.07	—
Overhead, interest and other	(0.01)	—
Q2 2015 per share reported results	$2.18	$1.87

(1) The mid-point of the Company's April 2015 outlook.

(2) Net insurance recoveries for the Edgewater fire, discussed in this release.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, "Our results for the second quarter and year to date exceeded our original outlook. For the balance of the year, we expect accelerating apartment demand to support stronger performance across our business. For our updated outlook, we now expect projected 2015 Core FFO per share to increase by 11.1%, as compared with our original expectation of 8.4% growth."

Operating Results for the Quarter Ended June 30, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $43,653,000, or 10.5%, to $457,459,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

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For Established Communities, Average Rental Rates increased 5.0%, and were partially offset by a decrease in Economic Occupancy of 0.3%, resulting in an increase in rental revenue of 4.7%. If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.9%. Total revenue for Established Communities increased $15,361,000 to $346,995,000. Operating expenses for Established Communities increased $3,841,000, or 3.9%, to $102,854,000. NOI for Established Communities increased $11,520,000, or 5.0%, to $244,141,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the second quarter of 2015 compared to the second quarter of 2014:

Q2 2015 Compared to Q2 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	3.4%	0.8%	6.8%	2.3%	14.3%
Metro NY/NJ	3.8%	(0.7)%	2.8%	2.9%	25.4%
Mid-Atlantic	0.4%	0.4%	4.6%	(0.9)%	15.4%
Pacific NW	7.4%	(0.4)%	4.6%	7.9%	5.1%
No. California	10.0%	(0.9)%	0.8%	11.7%	21.1%
So. California	6.2%	(0.3)%	4.3%	6.7%	18.7%
Total	5.0%	(0.3)%	3.9%	5.0%	100.0%

(1) Represents each region's % of total NOI for Q2 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Operating Results for the Six Months Ended June 30, 2015 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $85,366,000, or 10.5%, to $899,826,000. This increase is primarily due to growth in revenue from development communities and growth in Established Community revenue noted below.

For Established Communities, Average Rental Rates increased 4.6%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 4.5%. If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.7%. Total revenue for Established Communities increased $29,670,000 to $687,119,000. Operating expenses for Established Communities increased $6,477,000, or 3.2%, to $207,375,000. The Company’s Established Communities' operating expenses for the six months ended June 30, 2015 include $1,088,000 related to excess and unusual snow removal and other costs from severe winter storms in the Company's Northeast markets. NOI for Established Communities increased $23,193,000, or 5.1%, to $479,744,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2015 compared to the six months ended June 30, 2014:

YTD 2015 Compared to YTD 2014
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)
New England	3.1%	0.6%	10.8%	(0.7)%	13.5%
Metro NY/NJ	3.5%	(0.6)%	3.0%	2.9%	25.3%
Mid-Atlantic	0.2%	0.3%	3.7%	(0.8)%	15.8%
Pacific NW	6.8%	0.2%	3.4%	8.4%	5.2%
No. California	9.6%	(0.7)%	0.7%	11.6%	21.0%
So. California	5.9%	0.2%	(1.4)%	9.8%	19.2%
Total	4.6%	(0.1)%	3.2%	5.1%	100.0%

(1) Represents each region's % of total NOI for YTD 2015, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended June 30, 2015, the Company engaged in the following development activity:

The Company completed the development of three communities:

•	Avalon Assembly Row/AVA Somerville, located in Somerville, MA;

•	Avalon Wharton, located in Wharton, NJ; and

•	Avalon Hayes Valley, located in San Francisco, CA.

These three communities contain an aggregate of 874 apartment homes and were constructed for an aggregate Total Capital Cost of $275,500,000.

The Company started the construction of four communities:

•	Avalon Laurel, located in Laurel, MD;

•	Avalon Quincy, located in Quincy, MA;

•	Avalon Great Neck, located in Great Neck, NY; and

•	AVA NoMa, located in Washington D.C.

These communities will contain a total of 1,368 apartment homes when completed and will be developed for an aggregate estimated Total Capital Cost of $394,900,000.

The Company acquired one land parcel for development during the three months ended June 30, 2015, and acquired one additional land parcel for development in July 2015, for an aggregate investment of $114,000,000. The Company anticipates starting construction of apartment communities on these land parcels during the next fifteen months.

The Company added four Development Rights during the three months ended June 30, 2015. If developed as expected, these Development Rights will contain a total of 1,699 apartment homes and will be developed for an aggregate estimated Total Capital Cost of $694,000,000.

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The projected Total Capital Cost of overall Development Rights increased to $3.7 billion at June 30, 2015 from $3.3 billion at March 31, 2015.

Liquidity and Capital Markets

At June 30, 2015, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $168,805,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDA for the second quarter of 2015 was 5.4 times.

During the three months ended June 30, 2015, the Company sourced approximately $625,000,000 of capital from the following sources:

•
The Company issued $525,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of approximately $520,653,000. The notes mature in June 2025 and were issued at a 3.45% coupon interest rate.

•
The Company settled 609,275 shares of common stock at a settlement price of $147.72 per share, for net proceeds of $90,000,000, pursuant to the forward equity sale contract entered into in September 2014 to sell 4,500,000 shares of common stock, as described in the Company's third quarter 2014 earnings release dated October 27, 2014.

•	The Company received distributions of $9,970,000 from its investments in unconsolidated real estate entities.
The Company repaid $579,696,000 of secured indebtedness with a weighted average contractual interest rate of 6.18% and a weighted average effective interest rate of 3.67%. The Company recognized a net gain in accordance with GAAP of $7,749,000 from this repayment activity, representing the excess of the write-off of unamortized mark to market premium from the portion of debt assumed in the Archstone acquisition, in excess of the write-off of deferred financing fees and prepayment penalties incurred. The debt repayment activity was comprised of the following:

•	eight fixed rate mortgage loans secured by eight wholly-owned operating communities, which had an aggregate principal balance of $481,582,000, and contractual maturity date of November 2015, at par;

•	the fixed rate mortgage loan secured by Avalon at Edgewater, which had a principal balance of $74,531,000 and contractual maturity of May 2019, at par; and

•
two fixed rate mortgage loans secured by two wholly-owned operating communities, which had principal balances of $15,778,000 and $7,805,000, and contractual maturities of February 2041 and May 2027, incurring a prepayment penalty of $158,000.

Casualty Gain

In January 2015, a fire occurred at the Company's Avalon at Edgewater apartment community located in Edgewater, New Jersey ("Edgewater"). Edgewater consisted of two residential buildings. One building, which contained 240 apartment homes, suffered a total loss. During the three months ended June 30, 2015, the Company received $22,000,000 of additional insurance proceeds. These proceeds, partially offset by demolition and other additional incident expenses, resulted in a casualty gain for the three months ended June 30, 2015 of $17,114,000.

Third Quarter and Updated Full Year 2015 Financial Outlook

Projected EPS, Projected FFO and Projected Core FFO Outlook

For the third quarter of 2015, the Company expects projected EPS in the range of $1.54 to $1.58, and expects Projected FFO per share in the range of $2.01 to $2.05. For the full year 2015, the Company expects projected EPS in the range of $6.04 to $6.18, and expects Projected FFO per share in the range of $7.91 to $8.05.

Adjusting for the items detailed in Attachment 14, the Company expects Projected Core FFO per share for the third quarter of 2015 to be in the range of $1.90 to $1.94, and $7.46 to $7.60 for the full year 2015.

The following table compares the Company’s July 2015 outlook for FFO per share and Core FFO per share for the full year 2015 to its January 2015 outlook:

July 2015 Full Year Outlook
Comparison to January 2015 Outlook

	Per Share
	FFO	Core FFO

Projected per share - January 2015 outlook (1)	$7.40	$7.35

Established Community NOI	0.08	0.08
Other Stabilized and Redevelopment NOI	0.02	0.02
Development NOI	(0.02)	(0.02)
Joint venture income and management fees	(0.01)	0.02
Subtotal, community NOI and joint venture income	0.07	0.10

Capital markets and transaction activity	0.26	0.06
Interest expense, including capitalized interest	0.05	0.05
Overhead and other	(0.03)	(0.03)
Casualty gain, net	0.16	—
Gain on sale of real estate assets	0.07	—

Projected per share - July 2015 outlook (1)	$7.98	$7.53

(1) The mid-point of the Company's outlook.

Further detail of the Company's current full year 2015 outlook is available on Attachment 13.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Other Matters

The Company will hold a conference call on July 28, 2015 at 11:00 AM ET to review and answer questions about this release, its second quarter 2015 results, the Attachments (described below) and related matters. To participate on the call, dial 888-221-3881 domestically and 913-312-0401 internationally and use conference id: 7798923.

To hear a replay of the call, which will be available from July 28, 2015 at 4:00 PM ET to August 4, 2015 at 4:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 7798923. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 28, 2015. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of June 30, 2015, the Company owned or held a direct or indirect ownership interest in 283 apartment communities containing 82,974 apartment homes in eleven states and the District of Columbia, of which 26 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: the Company's expectations and assumptions as of the date of this release regarding insurance coverage, potential uninsured loss amounts and on-going investigations resulting from the Avalon at Edgewater fire, as well as the ultimate cost and timing of replacing the Edgewater building and achieving stabilized occupancy in the event that the Company chooses to rebuild this community, are subject to change and could materially affect the Company's current expectations regarding the impact of the fire and related loss on the Company's financial condition and results of operations; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; the expected proceeds from settlement of the Forward are subject to adjustment for changes in the Fed Funds rate and the amount of dividends we pay on our common stock, and our receipt of settlement proceeds assumes that we will settle the Forward by physical delivery. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2015 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from

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the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2015 AvalonBay Communities, Inc. All Rights Reserved

Avalon Alderwood
Lynnwood, WA

welcome.

eaves Creekside
Mountain View, CA

AVA
525

AVA High Line
New York, NY

SECOND QUARTER 2015

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay
COMMUNITIES

 SECOND QUARTER 2015

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Detailed Operating Information......................................................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Year To Date Rental Revenue and Occupancy Changes..............................................................................................	Attachment 6
Operating Expenses ("Opex")........................................................................................................................................	Attachment 7

Development, Joint Venture, Debt Profile and Disposition Activity
Development Communities............................................................................................................................................	Attachment 8
Future Development......................................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 11
Summary of Disposition Activity.....................................................................................................................................	Attachment 12

2015 Financial Outlook
2015 Financial Outlook.................................................................................................................................................	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 14

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release to which these attachments relate.  Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2015
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2015	2014	% Change	2015	2014	% Change
Revenue:
Rental and other income	$454,517	$411,134	10.6%	$894,273	$808,131	10.7%
Management, development and other fees	2,942	2,672	10.1%	5,553	5,750	(3.4)%
Total	457,459	413,806	10.5%	899,826	813,881	10.6%

Operating expenses:
Direct property operating expenses, excluding property taxes	93,214	84,875	9.8%	186,936	168,509	10.9%
Property taxes	45,913	42,439	8.2%	93,089	86,924	7.1%
Property management and other indirect operating expenses	17,782	15,047	18.2%	35,802	28,976	23.6%
Total operating expenses	156,909	142,361	10.2%	315,827	284,409	11.0%

Interest expense, net	(44,590)	(43,722)	2.0%	(90,164)	(86,255)	4.5%
Gain (loss) on extinguishment of debt, net	7,749	(412)	N/A	7,749	(412)	N/A
General and administrative expense	(10,335)	(10,162)	1.7%	(20,803)	(19,386)	7.3%
Joint venture income (1)	13,806	7,710	79.1%	48,371	12,933	274.0%
Investments and investment management	(1,073)	(1,137)	(5.6)%	(2,107)	(2,116)	(0.4)%
Expensed acquisition, development and other pursuit costs, net of recoveries	(673)	(2,017)	(66.6)%	(1,860)	(2,732)	(31.9)%
Depreciation expense	(118,627)	(110,395)	7.5%	(235,480)	(216,762)	8.6%
Income tax expense	(1,293)	(58)	N/A	(1,308)	(70)	N/A
Casualty and impairment gain, net (2)	17,114	—	100.0%	11,326	—	100.0%
Gain on sale of real estate (3)	9,625	—	100.0%	9,647	—	100.0%
Gain on sale of communities (4)	—	60,945	(100.0)%	70,936	60,945	16.4%
Income from continuing operations	172,253	172,197	—%	380,306	275,617	38.0%

Discontinued operations:
Income from discontinued operations	—	—	—%	—	310	(100.0)%
Gain on sale of discontinued operations	—	—	—%	—	37,869	(100.0)%
Total discontinued operations	—	—	—%	—	38,179	(100.0)%

Net income	172,253	172,197	—%	380,306	313,796	21.2%
Net loss (income) attributable to noncontrolling interests	71	(14,111)	N/A	163	(13,971)	N/A

Net income attributable to common stockholders	$172,324	$158,086	9.0%	$380,469	$299,825	26.9%

Net income attributable to common stockholders per common share - basic	$1.30	$1.22	6.6%	$2.88	$2.31	24.7%

Net income attributable to common stockholders per common share - diluted	$1.29	$1.21	6.6%	$2.86	$2.31	23.8%

Funds from Operations	$290,471	$222,486	30.6%	$541,051	$435,330	24.3%
Per common share - diluted	$2.18	$1.71	27.5%	$4.06	$3.35	21.2%

Dividends declared - common	$166,109	$152,107	9.2%	$331,346	$302,412	9.6%
Per common share	$1.25	$1.16	7.8%	$2.50	$2.32	7.8%

Average shares and participating securities outstanding - basic	132,319,255	130,065,698	1.7%	132,269,714	129,784,847	1.9%
Average shares outstanding - diluted	133,086,439	130,248,321	2.2%	133,131,363	129,938,232	2.5%

Total outstanding common shares and operating partnership units	132,895,667	131,137,295	1.3%	132,895,667	131,137,295	1.3%

(1)
Amounts for the three and six months ended June 30, 2015 include $12,232 and $23,807, respectively, in disposition gains, legal settlements and distributions associated with the wind down of joint ventures. In addition, the amount for the six months ended June 30, 2015 includes income of $20,680 from a joint venture partner’s buyout of the Company’s promoted interest in future distributions of MVP I, LLC.

(2)
Casualty and impairment gain, net for the three and six months ended June 30, 2015 includes $22,000 and $44,000, respectively, of Edgewater insurance proceeds received, partially offset by $4,886 and $27,679, respectively, for the write-off of real estate and related costs. The gain for the six months ended June 30, 2015 also includes casualty losses of $4,195 related to severe winter storms in the Company's Northeast markets.

(3)	Includes gain on the sale of air rights and two undeveloped land parcels.

(4)
Gain on sale of communities for the three and six months ended June 30, 2014 includes $16,656 related to the sale of a community owned by Fund I that was consolidated for financial reporting purposes. The Company's joint venture partners' 85% interest in this gain of $14,132 is reported as a component of net loss (income) attributable to noncontrolling interests.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2015	2014

Real estate	$16,587,715	$16,093,718
Less accumulated depreciation	(3,092,205)	(2,874,578)

Net operating real estate	13,495,510	13,219,140
Construction in progress, including land	1,536,368	1,417,246
Land held for development	487,205	180,516
Operating real estate assets held for sale, net	61,939	118,838

Total real estate, net	15,581,022	14,935,740

Cash and cash equivalents	65,126	509,460
Cash in escrow	103,679	95,625
Resident security deposits	31,290	29,617
Investments in unconsolidated real estate entities	264,616	298,315
Other assets	274,743	307,966

Total assets	$16,320,476	$16,176,723

Unsecured notes, net	$3,567,831	$2,993,265
Unsecured credit facility	—	—
Notes payable	2,919,299	3,532,587
Resident security deposits	53,403	49,189
Liabilities related to assets held for sale	657	1,492
Other liabilities	558,213	541,020

Total liabilities	$7,099,403	$7,117,553

Redeemable noncontrolling interests	10,588	12,765
Equity	9,210,485	9,046,405

Total liabilities and equity	$16,320,476	$16,176,723

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
June 30, 2015
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended
	Apartment	June	March	December
	Homes	30, 2015	31, 2015	31, 2014

RENTAL REVENUE (2)
Established (3)	51,794	$346,559	$339,697	$338,137
Other Stabilized (3) (4)	8,999	54,197	53,690	53,282
Redevelopment (3)	3,998	27,314	26,635	26,530
Development (3)	11,022	23,157	16,213	11,634
Total Consolidated Communities	75,813	$451,227	$436,235	$429,583

OPERATING EXPENSE
Established		$102,854	$104,521	$101,985
Other Stabilized (4)		18,149	19,266	17,719
Redevelopment		8,626	9,202	8,616
Development		8,593	6,836	5,219
Total Consolidated Communities		$138,222	$139,825	$133,539

NOI (3)
Established		$244,141	$235,603	$236,978
Other Stabilized (4)		36,536	34,818	36,734
Redevelopment		18,692	17,438	18,356
Development		14,645	9,550	6,485
Total Consolidated Communities		$314,014	$297,409	$298,553

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,332	$2,278	$2,268
Other Stabilized (4)		$2,091	$2,046	$2,035
Redevelopment		$2,415	$2,352	$2,327

ECONOMIC OCCUPANCY (5)
Established		95.6%	96.0%	95.9%
Other Stabilized (4)		95.3%	96.0%	93.7%
Redevelopment		94.3%	94.4%	95.1%

ESTABLISHED COMMUNITIES TURNOVER
Current year period / Prior year period (6)		59.6% / 58.3%	41.3% / 44.8%	45.1% / 49.4%
Current year period YTD / Prior year period YTD (6)		50.5% / 51.6%		53.9% / 56.2%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2015 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized. Q1 2015 average revenue per occupied home is based on the weighted average number of homes available for Edgewater.

(5)	For per home rent projections and economic occupancy for Development Communities currently under construction and/or completed in Q2 2015 see Attachment #8, Development Communities.
(6)	Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(7)	Redevelopment Communities includes seven communities containing 2,787 apartment homes that are currently under active Redevelopment as of June 30, 2015.

CAPITALIZED COSTS
			Non-Rev
	Cap	Cap	Capex per
	Interest	Overhead	Home
Q215	$19,800	$11,180	$110
Q115	$19,030	$10,762	$113
Q414	$15,667	$12,045	$182
Q314	$15,989	$8,775	$185
Q214	$18,626	$8,245	$71

REDEVELOPMENT COMMUNITIES (7)

	Total	Remaining
	Capital Cost	to Invest
Q215	$122,900	$82,700

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2015

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3) (4)

		Q2 15	Q2 14	% Change	Q2 15	Q2 14	% Change	Q2 15	Q2 14	% Change
New England
Boston, MA	5,348	$2,235	$2,145	4.2%	95.9%	95.2%	0.7%	$34,402	$32,806	4.9%
Fairfield-New Haven, CT	2,269	2,231	2,188	2.0%	96.1%	95.3%	0.8%	14,597	14,201	2.8%
New England Average	7,617	2,234	2,160	3.4%	96.0%	95.2%	0.8%	48,999	47,007	4.2%

Metro NY/NJ
New York City, NY	3,373	3,763	3,614	4.1%	95.6%	96.3%	(0.7)%	36,398	35,197	3.4%
New York - Suburban	4,464	2,773	2,684	3.3%	95.6%	96.6%	(1.0)%	35,490	34,680	2.3%
New Jersey	3,718	2,261	2,167	4.3%	95.9%	96.3%	(0.4)%	24,187	23,282	3.9%
Metro NY/NJ Average	11,555	2,897	2,790	3.8%	95.7%	96.4%	(0.7)%	96,075	93,159	3.1%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,075	2,066	0.4%	95.5%	95.1%	0.4%	52,240	51,825	0.8%
Mid-Atlantic Average	8,789	2,075	2,066	0.4%	95.5%	95.1%	0.4%	52,240	51,825	0.8%

Pacific Northwest
Seattle, WA	3,444	1,925	1,792	7.4%	95.6%	96.0%	(0.4)%	19,013	17,775	7.0%
Pacific Northwest Average	3,444	1,925	1,792	7.4%	95.6%	96.0%	(0.4)%	19,013	17,775	7.0%

Northern California
San Jose, CA	3,373	2,483	2,238	10.9%	96.0%	96.6%	(0.6)%	24,113	21,852	10.3%
Oakland-East Bay, CA	2,934	2,190	1,964	11.5%	95.1%	96.7%	(1.6)%	18,339	16,687	9.9%
San Francisco, CA	2,894	2,978	2,752	8.2%	95.3%	96.1%	(0.8)%	24,631	22,939	7.4%
Northern California Average	9,201	2,545	2,313	10.0%	95.5%	96.4%	(0.9)%	67,083	61,478	9.1%

Southern California
Los Angeles, CA	7,269	2,006	1,890	6.1%	95.9%	96.1%	(0.2)%	41,926	39,594	5.9%
Orange County, CA	2,657	1,915	1,796	6.6%	95.7%	95.8%	(0.1)%	14,606	13,719	6.5%
San Diego, CA	1,262	1,848	1,745	5.9%	94.6%	95.5%	(0.9)%	6,617	6,304	5.0%
Southern California Average	11,188	1,967	1,852	6.2%	95.7%	96.0%	(0.3)%	63,149	59,617	5.9%

Average/Total Established	51,794	$2,332	$2,220	5.0%	95.6%	95.9%	(0.3)%	$346,559	$330,861	4.7%

(1)	Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2014 such that a comparison of Q2 2014 to Q2 2015 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities would have remained unchanged with an increase of 4.7% from Q2 2014 to Q2 2015.

(4)
If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.9%.

Attachment 5
AvalonBay Communities, Inc.
*Sequential Quarterly* Rental Revenue and Occupancy Changes - Established Communities
June 30, 2015

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000s) (2)

		Q2 15	Q1 15	% Change	Q2 15	Q1 15	% Change	Q2 15	Q1 15	% Change
New England
Boston, MA	5,348	$2,235	$2,193	1.9%	95.9%	95.2%	0.7%	$34,402	$33,500	2.7%
Fairfield-New Haven, CT	2,269	2,231	2,180	2.3%	96.1%	96.1%	0.0%	14,597	14,258	2.4%
New England Average	7,617	2,234	2,189	2.1%	96.0%	95.5%	0.5%	48,999	47,758	2.6%

Metro NY/NJ
New York City, NY	3,373	3,763	3,713	1.3%	95.6%	94.9%	0.7%	36,398	35,647	2.1%
New York - Suburban	4,464	2,773	2,711	2.3%	95.6%	95.8%	(0.2)%	35,490	34,798	2.0%
New Jersey	3,718	2,261	2,178	3.8%	95.9%	97.1%	(1.2)%	24,187	23,598	2.5%
Metro NY/NJ Average	11,555	2,897	2,832	2.3%	95.7%	95.8%	(0.1)%	96,075	94,043	2.2%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,075	2,047	1.4%	95.5%	95.7%	(0.2)%	52,240	51,686	1.1%
Mid-Atlantic Average	8,789	2,075	2,047	1.4%	95.5%	95.7%	(0.2)%	52,240	51,686	1.1%

Pacific Northwest
Seattle, WA	3,444	1,925	1,861	3.4%	95.6%	96.0%	(0.4)%	19,013	18,451	3.0%
Pacific Northwest Average	3,444	1,925	1,861	3.4%	95.6%	96.0%	(0.4)%	19,013	18,451	3.0%

Northern California
San Jose, CA	3,373	2,483	2,398	3.5%	96.0%	96.7%	(0.7)%	24,113	23,475	2.7%
Oakland-East Bay, CA	2,934	2,190	2,106	4.0%	95.1%	96.0%	(0.9)%	18,339	17,793	3.1%
San Francisco, CA	2,894	2,978	2,894	2.9%	95.3%	96.3%	(1.0)%	24,631	24,193	1.8%
Northern California Average	9,201	2,545	2,461	3.4%	95.5%	96.4%	(0.9)%	67,083	65,461	2.5%

Southern California
Los Angeles, CA	7,269	2,006	1,966	2.0%	95.9%	96.6%	(0.7)%	41,926	41,408	1.3%
Orange County, CA	2,657	1,915	1,879	1.9%	95.7%	96.0%	(0.3)%	14,606	14,385	1.5%
San Diego, CA	1,262	1,848	1,808	2.2%	94.6%	95.0%	(0.4)%	6,617	6,505	1.7%
Southern California Average	11,188	1,967	1,927	2.1%	95.7%	96.3%	(0.6)%	63,149	62,298	1.4%

Average/Total Established	51,794	$2,332	$2,278	2.4%	95.6%	96.0%	(0.4)%	$346,559	$339,697	2.0%

(1)	Reflects the effect of concessions amortized over the average lease term.

(2)
If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.1%.

Attachment 6
AvalonBay Communities, Inc.
Year To Date Rental Revenue and Occupancy Changes - Established Communities (1)
June 30, 2015

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3) (4)

		Year to Date 2015	Year to Date 2014	% Change	Year to Date 2015	Year to Date 2014	% Change	Year to Date 2015	Year to Date 2014	% Change
New England
Boston, MA	5,348	$2,214	$2,137	3.6%	95.6%	95.0%	0.6%	$67,902	$65,183	4.2%
Fairfield-New Haven, CT	2,269	2,205	2,167	1.8%	96.1%	95.3%	0.8%	28,854	28,133	2.6%
New England Average	7,617	2,211	2,145	3.1%	95.7%	95.1%	0.6%	96,756	93,316	3.7%

Metro NY/NJ
New York City, NY	3,373	3,738	3,597	3.9%	95.2%	96.1%	(0.9)%	72,045	69,940	3.0%
New York - Suburban	4,464	2,742	2,659	3.1%	95.7%	96.5%	(0.8)%	70,288	68,682	2.3%
New Jersey	3,718	2,219	2,140	3.7%	96.5%	96.5%	—%	47,785	46,089	3.7%
Metro NY/NJ Average	11,555	2,865	2,767	3.5%	95.7%	96.3%	(0.6)%	190,118	184,711	2.9%

Mid-Atlantic
Washington Metro/Baltimore, MD	8,789	2,061	2,056	0.2%	95.6%	95.3%	0.3%	103,927	103,370	0.5%
Mid-Atlantic Average	8,789	2,061	2,056	0.2%	95.6%	95.3%	0.3%	103,927	103,370	0.5%

Pacific Northwest
Seattle, WA	3,444	1,893	1,773	6.8%	95.8%	95.6%	0.2%	37,463	35,006	7.0%
Pacific Northwest Average	3,444	1,893	1,773	6.8%	95.8%	95.6%	0.2%	37,463	35,006	7.0%

Northern California
San Jose, CA	3,373	2,440	2,211	10.4%	96.4%	96.6%	(0.2)%	47,588	43,190	10.2%
Oakland-East Bay, CA	2,934	2,148	1,938	10.8%	95.5%	96.8%	(1.3)%	36,132	32,991	9.5%
San Francisco, CA	2,894	2,936	2,723	7.8%	95.8%	96.4%	(0.6)%	48,824	45,554	7.2%
Northern California Average	9,201	2,503	2,283	9.6%	95.9%	96.6%	(0.7)%	132,544	121,735	8.9%

Southern California
Los Angeles, CA	7,269	1,986	1,878	5.8%	96.2%	96.1%	0.1%	83,334	78,688	5.9%
Orange County, CA	2,657	1,897	1,782	6.5%	95.8%	95.2%	0.6%	28,991	27,075	7.1%
San Diego, CA	1,262	1,828	1,726	5.9%	94.8%	95.8%	(1.0)%	13,122	12,511	4.9%
Southern California Average	11,188	1,947	1,838	5.9%	96.0%	95.8%	0.2%	125,447	118,274	6.1%

Average/Total Established	51,794	$2,305	$2,203	4.6%	95.8%	95.9%	(0.1)%	$686,255	$656,412	4.5%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2014 such that a comparison of 2014 to 2015 is meaningful.
(2) Reflects the effect of concessions amortized over the average lease term.
(3) With concessions reflected on a cash basis, rental revenue from Established Communities would have remained unchanged with an increase of 4.5% between years.
(4) If the Company were to include planned, current and previously completed Redevelopment Communities in its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 4.7%.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
June 30, 2015
(Dollars in thousands)
(unaudited)

	Q2	Q2		Q2 2015 % of	YTD	YTD		YTD 2015 % of
	2015	2014	% Change	Total Opex	2015	2014	% Change	Total Opex

Property taxes (2)	$33,789	$33,055	2.2%	32.8%	$68,993	$68,083	1.3%	33.2%
Payroll (3)	23,253	22,040	5.5%	22.6%	46,631	44,091	5.8%	22.5%
Repairs & maintenance (4)	18,983	17,573	8.0%	18.5%	35,255	32,416	8.8%	17.0%
Office operations (5)	10,958	11,207	(2.2)%	10.6%	21,511	22,086	(2.6)%	10.4%
Utilities (6)	9,455	9,340	1.2%	9.2%	22,356	22,470	(0.5)%	10.8%
Insurance (7)	3,971	3,538	12.2%	3.9%	7,676	7,145	7.4%	3.7%
Marketing (8)	2,445	2,260	8.2%	2.4%	4,953	4,607	7.5%	2.4%
Total Established Communities Operating Expenses (9)	$102,854	$99,013	3.9%	100.0%	$207,375	$200,898	3.2%	100.0%

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes increased for the three and six months ended June 30, 2015 over the prior year periods primarily due to increases in rates and assessments, particularly in the Company's East Coast and Pacific Northwest markets, coupled with lower than expected supplemental tax billings for certain California communities present in the prior year period. The increase for the six months ended June 30, 2015, was partially offset by reductions and a successful appeal of a California community.

(3)
Payroll includes expenses directly related to on-site operations and increased for the three and six months ended June 30, 2015 over the prior year periods due to increased benefits costs from higher medical claims and compliance with the provisions of the Affordable Care Act as well as increased salaries.

(4)
Repairs and maintenance increased for the three and six months ended June 30, 2015 over the prior year periods. The increase for the three months ended June 30, 2015 was primarily due to the timing of various maintenance projects, increased turnover costs and a decrease in damage receipts as compared to the prior year period. The increase for the six months ended June 30, 2015 was primarily due to snow removal and other costs related to severe winter storms in the Company's Northeast markets in the first quarter of 2015.

(5)
Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decrease for the three and six months ended June 30, 2015 from the prior year periods is primarily due to a decrease in rent write-offs, partially offset by the timing of accounting and auditing fees. The decrease for the six months ended June 30, 2015 was also partially offset by an increase in state income taxes.

(6)
Utilities represent aggregate utility costs, net of resident reimbursements. The increase for the three months ended June 30, 2015 over the prior year period is primarily due to increases in water and sewer expenses, net of resident reimbursements, partially offset by a decrease in gas consumption. The decrease for the six months ended June 30, 2015 from the prior year period is primarily due to a decrease in gas and electricity consumption, partially offset by an increase in water and sewer expenses, net of resident reimbursements.

(7)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three and six months ended June 30, 2015 over the prior year periods is primarily due to increased property premiums as well as the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)
Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The increase for the three and six months ended June 30, 2015 over the prior year periods is primarily due to increased customer service incentives related to the severe winter storms in the Company's Northeast markets.

(9)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses and other support-related expenses.

Attachment 8

AvalonBay Communities, Inc.
Development Communities as of June 30, 2015

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of July 17, 2015			Q2 '15 (1)
Under Construction:
1.	Avalon Baker Ranch	Lake Forest, CA	430	$130.6	Q4 2013	Q4 2014	Q4 2015	Q2 2016	$2,250	71.6%	61.4%	55.1%	41.3%
2.	Avalon Vista	Vista, CA	221	58.3	Q4 2013	Q1 2015	Q3 2015	Q1 2016	2,015	75.6%	51.6%	42.5%	21.6%
3.	Avalon Roseland	Roseland, NJ	136	46.2	Q1 2014	Q1 2015	Q3 2015	Q1 2016	3,220	81.6%	75.0%	69.9%	40.8%
4.	Avalon Falls Church	Falls Church, VA	384	109.8	Q1 2014	Q1 2015	Q1 2016	Q3 2016	2,275	48.4%	39.8%	30.2%	12.0%
5.	Avalon Marlborough	Marlborough, MA	350	76.6	Q1 2014	Q1 2015	Q2 2016	Q4 2016	2,065	62.9%	58.3%	40.9%	17.2%
6.	AVA Theater District	Boston, MA	398	182.4	Q1 2013	Q2 2015	Q4 2015	Q2 2016	4,025	45.7%	37.2%	14.6%	1.6%
7.	Avalon Bloomfield Station	Bloomfield, NJ	224	52.8	Q4 2013	Q2 2015	Q4 2015	Q2 2016	2,290	35.7%	40.2%	28.6%	5.9%
8.	Avalon Glendora	Glendora, CA	280	82.5	Q4 2013	Q2 2015	Q1 2016	Q3 2016	2,045	8.6%	16.4%	8.6%	1.4%
9.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q3 2015	Q4 2016	Q2 2017	3,470	—	2.8%	—	—
10.	Avalon Framingham	Framingham, MA	180	43.9	Q3 2014	Q3 2015	Q2 2016	Q4 2016	2,045	—	21.7%	—	—
11.	Avalon Green III	Elmsford, NY	68	22.1	Q4 2014	Q3 2015	Q2 2016	Q4 2016	2,790	—	5.9%	—	—
12.	AVA Capitol Hill (2)	Seattle, WA	249	81.4	Q1 2014	Q4 2015	Q2 2016	Q4 2016	2,170	—	—	—	—
13.	Avalon Irvine III	Irvine, CA	156	55.0	Q2 2014	Q4 2015	Q1 2016	Q3 2016	2,270	—	—	—	—
14.	Avalon Dublin Station II	Dublin, CA	252	83.7	Q2 2014	Q4 2015	Q2 2016	Q4 2016	2,390	—	—	—	—
15.	Avalon Huntington Beach (2)	Huntington Beach, CA	378	120.3	Q2 2014	Q3 2016	Q2 2017	Q4 2017	2,115	—	—	—	—
16.	Avalon West Hollywood (2)	West Hollywood, CA	294	162.4	Q2 2014	Q3 2016	Q2 2017	Q4 2017	3,495	—	—	—	—
17.	Avalon Esterra Park (2)	Redmond, WA	482	137.8	Q3 2014	Q2 2016	Q2 2017	Q4 2017	2,030	—	—	—	—
18.	Avalon North Station	Boston, MA	503	256.9	Q3 2014	Q4 2016	Q4 2017	Q2 2018	3,575	—	—	—	—
19.	Avalon Union	Union, NJ	202	50.7	Q4 2014	Q1 2016	Q4 2016	Q1 2017	2,345	—	—	—	—
20.	Avalon Princeton	Princeton, NJ	280	95.5	Q4 2014	Q3 2016	Q2 2017	Q4 2017	2,890	—	—	—	—
21.	Avalon Alderwood II	Lynnwood, WA	124	26.1	Q1 2015	Q2 2016	Q3 2016	Q4 2016	1,670	—	—	—	—
22.	Avalon Hunt Valley	Hunt Valley, MD	332	74.0	Q1 2015	Q2 2016	Q1 2017	Q3 2017	1,795	—	—	—	—
23.	Avalon Laurel	Laurel, MD	344	72.4	Q2 2015	Q2 2016	Q1 2017	Q3 2017	1,850	—	—	—	—
24.	Avalon Quincy	Quincy, MA	395	95.3	Q2 2015	Q3 2016	Q2 2017	Q4 2017	2,165	—	—	—	—
25.	Avalon Great Neck	Great Neck, NY	191	78.9	Q2 2015	Q1 2017	Q2 2017	Q4 2017	3,570	—	—	—	—
26.	AVA NoMa	Washington, D.C.	438	148.3	Q2 2015	Q2 2017	Q1 2018	Q3 2018	2,535	—	—	—	—
	Subtotal / Weighted Average		8,117	$2,788.8					$2,590
Completed this Quarter:
1.	Avalon Assembly Row/AVA Somerville	Somerville, MA	445	$129.0	Q2 2012	Q2 2014	Q2 2015	Q4 2015	$2,630	100.0%	95.5%	87.4%	76.0%
2.	Avalon Wharton	Wharton, NJ	247	51.1	Q4 2012	Q3 2014	Q2 2015	Q3 2015	2,060	100.0%	99.6%	97.6%	88.2%
3.	Avalon Hayes Valley	San Francisco, CA	182	95.4	Q3 2013	Q1 2015	Q2 2015	Q4 2015	4,410	100.0%	87.4%	85.2%	41.1%
	Subtotal / Weighted Average		874	$275.5					$2,840
	Total / Weighted Average		8,991	$3,064.3					$2,615
Asset Cost Basis (millions) (3):
	Total Capital Cost, under construction and completed			$3,783.8		Weighted Average Projected NOI as a % of Total Capital Cost (1)				6.4%
	Total Capital Cost, disbursed to date			(2,617.7)
	Total Capital Cost, remaining to invest			$1,166.1

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Developments containing at least 10,000 square feet of retail space include AVA Capitol Hill (15,000 sf), Avalon Huntington Beach (10,000 sf), Avalon West Hollywood (32,000 sf), and Avalon Esterra Park (17,000 sf).

(3)
Includes the communities presented on this attachment plus six additional communities with 2,115 apartment homes representing $719.5 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q2 2015 NOI for these 35 communities was $14.7 million, of which $4.0 million relates to communities classified as Other Stabilized on Attachment #3.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2015.

Attachment 9

AvalonBay Communities, Inc.
Future Development as of June 30, 2015

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2014	37	10,384	$3,187

Q1 2015
Q1 Additions	3	910	$426
Q1 Construction starts	(2)	(456)	(99)
Q1 Adjustments to existing Development Rights	(3)	(853)	(205)
Development Rights as of 3/31/2015	35	9,985	$3,309

Q2 2015
Q2 Additions	4	1,699	$694
Q2 Construction starts	(4)	(1,369)	(392)
Q2 Adjustments to existing Development Rights	(1)	(235)	57
Development Rights as of 6/30/2015	34	10,080	$3,668

Current Development Rights by Market as of June 30, 2015

New England	4	856	$237
Metro NY/NJ	16	4,459	1,710
Mid-Atlantic	5	1,520	386
Pacific Northwest	4	1,278	401
Northern California	3	941	468
Southern California	2	1,026	466
Total	34	10,080	$3,668

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
As of June 30, 2015, the Company owns land (including pursuit costs) in the amount of $487 million for the future development of 13 of the 34 Development Rights. Construction is expected to commence during the next 12 months on eight of the 13 Development Rights for which land is owned with a total basis of $122 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2015.

Attachment 10

AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2015
(Dollars in thousands)
(unaudited)

		Company		# of	NOI (3)		Debt
	# of	Ownership		Apartment		YTD	Principal		Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)		Homes	Q2 2015	2015	Amount (3)		Rate (4)

AvalonBay Value Added Fund II, L.P. ("Fund II")	9	31.3%		3,564	$10,710	$23,230	$347,929		4.12%
Multifamily Partners AC LP	9	28.6%		1,730	8,894	18,316	325,313		3.92%
Multifamily Partners AC JV LP	3	20.0%		921	4,662	9,033	162,300	(5)	6.00%
MVP I, LLC	1	25.0%	(6)	313	2,804	5,569	103,000		3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%		305	1,260	2,563	24,092		3.40%
Total Unconsolidated Real Estate Investments	23			6,833	$28,330	$58,711	$962,634		4.26%

(1)	Total unconsolidated real estate investments excludes the real estate investments owned through the joint ventures entered into with Equity Residential as part of the Archstone acquisition.

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)
NOI and outstanding indebtedness are presented at 100% ownership. NOI includes $1,718 for the six months ended June 30, 2015 from a Fund II community disposed of during the period and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)	Represents the weighted average interest rate as of June 30, 2015.

(5)	Borrowing is comprised of four mortgage loans made by the equity investors in the venture in proportion to their equity interests.

(6)
During the three months ended March 31, 2015, the Company received $20,680 from the joint venture partner associated with MVP I, LLC upon agreement to modify the joint venture agreement to eliminate the Company's promoted interest for future return calculations and associated distributions. Beginning in March 2015, the Company's share of operating results is based on its 25.0% ownership interest. Prior to this modification of the joint venture agreement, after the venture made certain threshold distributions to the third-party partner, the Company generally received 45.0% of all further distributions. In January and February 2015, the Company received aggregate distributions of $660 in excess of its ownership percentage for its promoted interest in MVP I, LLC.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2015
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES					SELECT DEBT METRICS (5)
		Average
		Interest			Net Debt-to-Core EBITDA
Debt Composition (1)	Amount (2)	Rate (3)	Maturities (1) (2)			5.4x
Conventional Debt			2015	$112,641
Long-term, fixed rate	$4,970,287		2016	$283,554	Interest Coverage	6.5x
Long-term, variable rate	400,937		2017	$978,456
Variable rate facility (4)	—		2018	$94,572	Unencumbered NOI	76%
Subtotal, Conventional	5,371,224	4.3%	2019	$594,868

Tax-Exempt Debt
Long-term, fixed rate	117,270
Long-term, variable rate	945,395
Subtotal, Tax-Exempt	1,062,665	2.1%

Total Debt	$6,433,889	3.9%

DEBT COVENANT COMPLIANCE (5)

Unsecured Line of Credit Covenants	June 30, 2015	Requirement

Total Outstanding Indebtedness to Capitalization Value (6)	29.4%	<	60%
Combined EBITDA to Combined Debt Service	4.96x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	19.3%	<	65%
Secured Indebtedness to Capitalization Value (6)	13.5%	<	40%

Unsecured Senior Notes Covenants	June 30, 2015	Requirement

Total Outstanding Indebtedness to Total Assets (7)	36.9%	<	60%
Secured Indebtedness to Total Assets (7)	15.1%	<	40%
Unencumbered Assets to Unsecured Indebtedness	417.3%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.63x	>	1.50x

(1)
The Company has the option to extend the maturity date of $692,191 principal amount of indebtedness currently scheduled to mature in 2017. The extension option provides the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2)	Balances outstanding and amounts due at maturity exclude any associated issuance discount and mark-to-market premiums.
(3)	Rates are as of June 30, 2015 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.
(4)	Represents the Company's $1.3 billion unsecured credit facility, under which no amounts were outstanding at June 30, 2015.
(5)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the six months ended June 30, 2015, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate acquired during the six months ended June 30, 2015. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1)
June 30, 2015
(Dollars in thousands)
(unaudited)

	Weighted Average			Accumulated		Weighted Average	Weighted Average
Number of	Investment Period	Gross Sales		Depreciation	Economic	Initial Year Mkt.	Unleveraged
Communities Sold	(Years) (3)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Cap Rate (2) (3)	IRR (2) (3)

2006- 2010:
27 Communities, 1 Office Building	11.3	$1,512,117	$708,584	$163,742	$544,842	5.3%	14.1%
6 Land Parcels (4) (5)

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
8 Communities, 1 Land Parcel (8)	13.4	$937,070	$279,206	$96,745	$182,461	4.9%	12.8%

2014:
5 Communities, 1 Land Parcel (9)	10.9	$669,250	$157,106	$45,958	$111,148	5.0%	12.6%

2015:
1 Community, 2 Land Parcels (10)	14.5	$129,276	$70,911	$29,053	$41,858	5.1%	11.9%

2006 - 2015 Total
48 Communities, 1 Office Building,	13.8	$3,821,228	$1,649,530	$558,909	$1,090,621	5.1%	13.5%
14 Land Parcels

(1)
Provides disposition activity for the most recent 10 year periods and excludes dispositions by AvalonBay Value Added Fund, L.P. ("Fund I"), Fund II and any joint ventures formed with Equity Residential as part of the Archstone acquisition, and dispositions to joint venture entities in which the Company retains an economic interest.

(2)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)
For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company's investment periods are not included in the calculation of Weighted Average Investment Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	GAAP gains for sales during this period include the Company's proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)
2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)
2011 results exclude the Company's proportionate GAAP gain of $7,675 associated with an asset exchange. 2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded in prior periods, on two of the land parcels sold.

(7)
2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)
2013 results include the sale of four Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to an investment period of less than one year. 2013 Accumulated Depreciation and Other includes $1,955 in impairment charges, recorded in a prior period, for the Company's basis in the unconsolidated venture sold.

(9)
2014 results include the sale of two communities acquired as part of the Archstone acquisition, which are excluded from the Weighted Average Investment Period and Weighted Average Unleveraged IRR, due to the short investment period. 2014 GAAP and Economic Gain (Loss) includes $50,478 and $42,887, respectively, related to the sale of Avalon Chrystie Place in which the Company held a 20% equity interest; additionally the Company earned $58,128 for its promoted interest from the sale.

(10)	2015 Accumulated Depreciation and Other includes $6,733 in impairment charges for the land parcels sold, of which $5,933 was recorded in a prior year period.

Attachment 13
AvalonBay Communities, Inc.
2015 Financial Outlook
As of July 27, 2015
(dollars in millions, except per share data)

	Annual 2015
	July 2015 Outlook	January 2015 Outlook

Projected Earnings per share	$6.04 to $6.18	$4.65 to $4.95

Less - Net gain on asset sales, per share	$1.69 to $1.83	$0.90 to $1.10

Plus - Impairment due to casualty loss, per share	$0.03	—

Plus - Real estate depreciation, per share	$3.53 to $3.67	$3.50 to $3.70

Projected FFO per share range (1)	$7.91 to $8.05	$7.25 to $7.55

Projected FFO per share change at the mid-point of outlook ranges	10.1%	2.1%

Expected per share non-routine items included in Projected FFO per share	$0.45	$0.05

Projected Core FFO per share range (1)	$7.46 to $7.60	$7.20 to $7.50

Projected Core FFO per share change at the mid-point of outlook ranges	11.1%	8.4%

Established Communities (2015 Buckets)

Rental revenue change	4.5% to 5.0%	3.5% to 4.5%
Operating expense change	3.0% to 4.0%	3.0% to 4.0%
Net Operating Income change	5.0% to 5.75%	3.5% to 5.0%

Development and Redevelopment Activity (2)

Development Starts: Expected Total Capital Cost for communities started in 2015 - (AVB Share)	$1,200	$1,250
Development Completions: Expected Total Capital Cost for communities completed during 2015 - (AVB Share)	$1,200	$1,200
Development Spend: Expected Total Capital Cost to be incurred for communities during 2015 (including land purchases) - (AVB Share)	$1,500	$1,500

Development homes completed and delivered in 2015	3,500	3,700
Development homes occupied in 2015	3,200	3,500

Development NOI in 2015	$64 to $68	$63 to $75

Redevelopment Spend: Expected Total Capital Cost to be incurred for communities during 2015	$200	$200

External Funding Activity - Sources (Uses) (2)

New capital from asset sales and capital markets activity	$1,950	$1,750
Secured debt redemptions and amortization	$850	$650
Weighted average effective interest rate on maturing debt	4.3%	3.8%

Capitalized Interest	$77 to $83	$70 to $80

Change in Expensed Overhead (Corporate G&A, Property and Investment Management)	+6.0% to +8.0%	0.0% to +5.0%

(1)	This term is a non-GAAP measure or other term that is described more fully on Attachment 14.

(2)	Includes 2015 activity discussed in this release.
This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company's Supplemental Operating and Financial Data for the second quarter of 2015.

Attachment 14

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Core FFO is the Company's FFO as adjusted for the items outlined in the following table (dollars in thousands, except per share data):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014
FFO, actual	$290,471	$222,486	$541,051	$435,330

Adjusting Items
Joint venture gains and costs (1)	(9,571)	(3,951)	(11,572)	(6,057)
Casualty and impairment gain, net (2)	(17,114)	—	(15,521)	—
Lost NOI from Edgewater fire	1,687	—	3,334	—
Early extinguishment of debt	(7,749)	412	(7,749)	412
Gain on sale of real estate	(9,625)	—	(9,647)	—
Joint venture promote	—	—	(20,680)	—
Income taxes	997	—	997	—
Abandoned pursuits (3)	353	2,564	462	2,564
Acquisition costs	62	17	940	30
Severance related costs	16	300	1,664	300
Business interruption insurance proceeds	(66)	(587)	(154)	(587)

Core FFO	$249,461	$221,241	$483,125	$431,992

Core FFO per share	$1.87	$1.70	$3.63	$3.32

Average shares outstanding - diluted	133,086,439	130,248,321	133,131,363	129,938,232

(1) Composed primarily of the Company's proportionate share of gains and operating results for joint ventures formed with Equity Residential as part of the Archstone acquisition.

(2) Composed primarily of insurance proceeds, partially offset by costs from the fire at Edgewater.

(3) Q2 and YTD 2014 amounts are composed of write-offs expensed by the Company during the quarter and year to date periods for Development Rights and a retail tenant.

Attachment 14

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Third Amended and Restated Revolving Loan Agreement dated as of September 29, 2011, as amended by Amendment No. 1 dated as of December 20, 2012, and the Company’s Term Loan Agreement dated March 31, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014, which have been filed as exhibits to the Company’s periodic reports with the SEC.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loan, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended June 30, 2015 as well as prior years’ activities is presented elsewhere on Attachment 12.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period.  Therefore, for 2015 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2014 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

Attachment 14

FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014

Net income attributable to common stockholders	$172,324	$158,086	$380,469	$299,825
Depreciation - real estate assets, including discontinued
operations and joint venture adjustments	119,856	111,653	238,177	220,619
Distributions to noncontrolling interests, including
discontinued operations	9	9	19	17
Gain on sale of unconsolidated entities holding previously
depreciated real estate assets	(1,718)	(449)	(10,873)	(449)
Gain on sale of previously depreciated real estate assets (1)	—	(46,813)	(70,936)	(84,682)
Impairment due to casualty loss	—	—	4,195	—

FFO attributable to common stockholders	$290,471	$222,486	$541,051	$435,330

Average shares outstanding - diluted	133,086,439	130,248,321	133,131,363	129,938,232

Earnings per share - diluted	$1.29	$1.21	$2.86	$2.31

FFO per common share - diluted	$2.18	$1.71	$4.06	$3.35

(1) Q2 and YTD 2014 include the impact of the noncontrolling portion of the gain on sale of community owned by Fund I that was consolidated for financial reporting purposes.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDA divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

Attachment 14

A reconciliation of Core EBITDA and a calculation of Interest Coverage for the second quarter of 2015 are as follows (dollars in thousands):

Net income attributable to common stockholders	$172,324
Interest expense, net	44,590
Income tax expense	1,293
Depreciation expense	118,627
EBITDA	$336,834

NOI from discontinued operations and real estate assets sold or held for sale, not classified as discontinued operations	(1,353)
Gain on sale of communities	—
EBITDA after disposition activity	$335,481

Joint venture income	(13,806)
Casualty and impairment gain, net	(17,114)
Lost NOI from Edgewater fire	1,687
Gain on extinguishment of debt, net	(7,749)
Gain on sale of real estate	(9,625)
Other non-core adjustments	365
Core EBITDA	$289,239

Interest expense, net	$44,590

Interest Coverage	6.5 times

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2015 Core EBITDA, as adjusted.

Total debt principal (1)	$6,433,889
Cash and cash in escrow	(168,805)
Net debt	$6,265,084

Core EBITDA	$289,239

Core EBITDA, annualized	$1,156,956

Net Debt-to-Core EBITDA	5.4 times

(1) Balance at June 30, 2015 excludes $7,169 of debt discount as reflected in unsecured notes, net, and $60,410 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets. The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Attachment 14

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets, gain on sale of discontinued operations, income from discontinued operations and NOI from real estate assets held for sale or that have been sold. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	Q4	YTD	YTD
	2015	2014	2015	2014	2015	2014
Net income	$172,253	$172,197	$208,053	$142,530	$380,306	$313,796
Indirect operating expenses, net of corporate income	14,817	12,343	15,399	12,721	30,215	23,161
Investments and investment management expense	1,073	1,137	1,034	1,290	2,107	2,116
Expensed acquisition, development and other pursuit costs, net of recoveries	673	2,017	1,187	(6,855)	1,860	2,732
Interest expense, net	44,590	43,722	45,573	47,987	90,164	86,255
(Gain) loss on extinguishment of debt, net	(7,749)	412	—	—	(7,749)	412
General and administrative expense	10,335	10,162	10,468	10,715	20,803	19,386
Joint venture income	(13,806)	(7,710)	(34,566)	(5,241)	(48,371)	(12,933)
Depreciation expense	118,627	110,395	116,853	114,084	235,480	216,762
Income tax expense	1,293	58	15	9,332	1,308	70
Casualty and impairment (gain) loss, net	(17,114)	—	5,788	—	(11,326)	—
Gain on sale of real estate assets	(9,625)	(60,945)	(70,958)	(24,470)	(80,583)	(60,945)
Gain on sale of discontinued operations	—	—	—	—	—	(37,869)
Income from discontinued operations	—	—	—	—	—	(310)
NOI from real estate assets sold or held for sale, not classified as discontinued operations	(1,353)	(6,240)	(1,437)	(3,540)	(2,791)	(12,522)
NOI	$314,014	$277,548	$297,409	$298,553	$611,423	$540,111

Established:
New England	$30,985	$30,286	$27,839	$30,499	$58,823	$59,211
Metro NY/NJ	67,880	65,955	65,109	67,486	132,989	129,272
Mid-Atlantic	35,938	36,247	36,031	36,652	71,969	72,551
Pacific NW	13,657	12,654	13,373	12,853	27,030	24,924
No. California	52,635	47,129	49,734	47,645	102,369	91,752
So. California	43,046	40,350	43,517	41,843	86,564	78,841
Total Established	244,141	232,621	235,603	236,978	479,744	456,551
Other Stabilized	36,536	25,600	34,818	36,734	71,353	47,070
Development/Redevelopment	33,337	19,327	26,988	24,841	60,326	36,490
NOI	$314,014	$277,548	$297,409	$298,553	$611,423	$540,111

Attachment 14

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or classified as held for sale at December 31, 2013) or assets sold or classified as held for sale (i.e., assets sold or classified as held for sale at June 30, 2015 that are not otherwise classified as discontinued operations).  A reconciliation of NOI from communities sold, classified as discontinued operations or classified as held for sale, to Net Income for these communities is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014

Income from discontinued operations	$—	$—	$—	$310
Depreciation expense	—	—	—	—

NOI from discontinued operations	$—	$—	$—	$310

Revenue from real estate assets sold or held for sale, not classified as discontinued operations	$2,285	$10,226	$4,809	$20,595
Operating expenses from real estate assets sold or held for sale, not classified as discontinued operations	(932)	(3,986)	(2,018)	(8,073)

NOI from real estate assets sold or held for sale, not classified as discontinued operations	$1,353	$6,240	$2,791	$12,522

Non-Revenue Generating Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Other Stabilized Communities as of January 1, 2015 are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2014, but have stabilized occupancy as of January 1, 2015. Other Stabilized Communities as of January 1, 2015 do not include communities that are planning to conduct substantial redevelopment activities or that are under contract to be sold.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance.  A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year of 2015 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Core FFO per share are as follows:

Attachment 14

	Low Range	High Range

Projected EPS (diluted) - Q3 2015	$1.54	$1.58
Projected depreciation (real estate related)	0.89	0.93
Projected gain on sale of operating communities	(0.42)	(0.46)
Projected FFO per share (diluted) - Q3 2015	2.01	2.05

Early extinguishment of debt	(0.13)	(0.13)
Edgewater operating and casualty losses	0.01	0.01
Other non-core items	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2015	$1.90	$1.94

Projected EPS (diluted) - Full Year 2015	$6.04	$6.18
Projected depreciation (real estate related)	3.53	3.67
Projected gain on sale of operating communities	(1.69)	(1.83)
Impairment due to casualty loss	0.03	0.03
Projected FFO per share (diluted) - Full Year 2015	$7.91	$8.05

Non recurring joint venture income and management fees	(0.21)	(0.23)
Edgewater operating losses and casualty gains	(0.05)	(0.07)
Income taxes	0.05	0.07
Gain on sale of real estate	(0.07)	(0.07)
Early extinguishment of debt	(0.17)	(0.17)
Other non-core items	—	0.02
Projected Core FFO per share (diluted) - Full Year 2015	$7.46	$7.60

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Attachment 14

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2015	2014	2015	2014

Rental revenue (GAAP basis)	$346,559	$330,861	$686,255	$656,412
Concessions amortized	268	1,452	649	3,021
Concessions granted	(34)	(993)	(343)	(2,444)

Rental Revenue with Concessions
on a Cash Basis	$346,793	$331,320	$686,561	$656,989

% change -- GAAP revenue		4.7%		4.5%

% change -- cash revenue		4.7%		4.5%

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2015 is as follows (dollars in thousands):

Attachment 14

Year To Date
NOI
NOI for Established Communities	$479,744
NOI for Other Stabilized Communities	71,353
NOI for Development/Redevelopment Communities	60,326
NOI for discontinued operations	—
NOI from real estate assets sold or held for sale, not classified as discontinued operations	2,791
Total NOI generated by real estate assets	614,214
NOI on encumbered assets	147,982
NOI on unencumbered assets	$466,232

Unencumbered NOI	76%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.